Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (Nos. 333-29843, 333-70245, 333-69252, and 333-139351) on Form S-8 of our report dated June 25, 2007 appearing in the annual report on Form 11-K of SPX Corporation Retirement Savings and Stock Ownership Plan as of December 31, 2006 and 2005 and for the year ended December 31, 2006.

/s/ Plante & Moran, PLLC

Southfield, Michigan
June 25, 2007